INTERNATIONAL POWER GROUP LTD ANNOUNCES JOINT VENTURE AGREEMENT TO BUILD AND OPERATE MEXICALI, MEXICO WASTE-TO-ENERGY PLANT

CELEBRATION, FL – November 17, 2006 – International Power Group Ltd. (“IPWG”) today announced it has entered into a joint venture agreement with Sistemas Ecologicos Para La Proteccion Ambiental S.A. (“SEPA”) and Mr. Mario Salguero Rossainzz (“Rossainzz”) to build and operate a waste-to-energy plant in the City of Mexicali, North Baja California, Mexico.

Under the agreement, IPWG will hold a 90 percent stake in the venture, with SEPA and Mr. Rossainzz each holding 5 percent.

International Power and SEPA have also agreed to enter into a waste handling agreement by January 31, 2007, under which SEPA will pay the joint venture or a subsidiary of the joint venture to process industrial waste into electricity and potable water.

About International Power Group, Ltd.

International Power Group, Ltd. is dedicated to providing multifaceted alternative energy solutions in a sustainable and environmentally friendly manner.  Through its subsidiaries, strategically placed around the world, and its strategic partnerships, the Company intends to provide turnkey solutions for waste disposal and electricity and potable water production.  The Company intends to establish waste-to-energy facilities to convert commercial, hazardous, organic and toxic wastes into saleable electricity and potable water.  IPWG believes it is uniquely positioned to produce revenue from the in-processing of waste and the out-processing of electricity and drinking water, while addressing the growing need for “green” sources of energy.

Contacts:

International Power Group, Ltd. Peter Toscano Chief Executive Officer Phone: 407-566-0318	Fleishman-Hillard, Inc. Ralph Posner Tel.: 202-828-8844 Email: posnerr@fleishman.com

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FORWARD-LOOKING STATEMENTS: This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and as such, may involve risks and uncertainties. For a discussion of such risks and uncertainties that could cause actual results to differ from those contained in the forward-looking statements, see "Risk Factors" in the Company's Annual Report on Form 10-KSB, as amended, for the most recently ended fiscal year. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies, and expectations, are generally identifiable by the use of words such as "believe," "expect," "intend," "anticipate," "estimate," "project," or similar expressions. These forward- looking statements relate to, among other things, expectations of the business environment in which the Company operates, projections of future performance, potential future performance, perceived opportunities in the market, and statements regarding the Company's mission and vision. The Company's actual results, performance, and achievements may differ materially from the results, performance, and achievements expressed or implied in such forward-looking statements.